UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

CATCHMARK TIMBER TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36239	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 2325

Atlanta, Georgia 30328

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (855) 858-9794

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On May 30, 2014, the Company, through Timberlands II, LLC and CatchMark Timber Operating Partnership, L.P. (together, the “Borrowers”), entered into a joinder and amendment agreement (the “Amendment Agreement”) with CatchMark Texas Timberlands GP, LLC and CatchMark Texas Timberlands, L.P. (collectively, the “Texas Entities”), various other existing loan parties named therein, various financial institutions named therein and CoBank, ACB (“CoBank”), as administrative agent for the lenders. The Amendment Agreement modifies and amends the Third Amended and Restated Credit Agreement, dated as of December 19, 2013, by and among the Borrowers and CoBank, as administrative agent, lead arranger, and bookrunner, Cooperatieve Centrale Raiffelsen-Boerenleenbank, B.A. (“RaboBank”), as documentation agent, Agfirst Farm Credit Bank, (“Agfirst”), as syndication agent, and certain financial institutions, as lenders (the “Third Amended Credit Agreement”).

The Third Amended Credit Agreement, as amended by the Amendment Agreement (the “Amended Credit Agreement”), increases the availability under the Company’s revolving credit facility (the “Revolving Credit Facility”) by $10 million, from $15 million to $25 million, and the availability under the Company’s multi-draw term credit facility (the “Multi-Draw Term Facility”) by $65 million, from $150 million to $215 million. The Amended Credit Agreement also permits the Company to make six, rather than five, draws under the Multi-Draw Term Facility. In addition, the Amended Credit Agreement provides the Company with greater flexibility to use the proceeds from land sales for general working capital, acquisitions of additional timberland or permitted distributions or other payments. The Company may use proceeds totaling up to 1.5% of the aggregate cost basis of the Company’s timberland if the Company’s loan-to-value ratio is in excess of 30% but less than 40% and up to 2.0% of the aggregate cost basis if the Company’s loan-to-value ratio does not exceed 30%. Finally, the Amended Credit Agreement expands the permitted uses of proceeds under the Revolving Credit Facility to include certain earnest money deposits and acquisitions of domestic timberland of up to $3 million, or $4 million with CoBank’s consent.

The Amendment Agreement also joins the Texas Entities as loan parties to the Amended Credit Agreement and as grantors under the Second Amended and Restated Security Agreement, dated as of December 19, 2013, made by certain loan parties in favor of CoBank, as administrative agent, for the benefit of itself and the other lenders, and the Second Amended and Restated Pledge Agreement, dated as of December 19, 2013, made by certain loan parties in favor of CoBank, as administrative agent, for the benefit of itself and the other lenders.

Item 7.01 Regulation FD Disclosure

On June 2, 2014, the Company (1) issued a press release announcing (a) the declaration of a cash distribution for the third quarter of 2014, as discussed below under Item 8.01, and (b) the entry into the Amendment Agreement, as discussed above in Item 2.03 and (2) issued a letter to financial advisor providing an update regarding the Company’s performance. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and a copy of the letter to financial advisors is attached as Exhibit 99.2 to this Current Report on Form 8-K, and such exhibits are incorporated by reference herein.

The information provided in this Item 7.01, including Exhibits 99.1 and 99.2, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events.

On May 29, 2014, the Company’s board of directors authorized a cash distribution for the third quarter of 2014 for $0.125 per share for each class of the Company’s common stock. The distribution is payable on September 15, 2014 to stockholders of record as of August 29, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release

99.2	Letter to Financial Advisors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CATCHMARK TIMBER TRUST, INC.

By:	/s/ Brian M. Davis
Brian M. Davis
Senior Vice President and Chief Financial Officer

Dated: June 2, 2014

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press Release

99.2	Letter to Financial Advisors